VAN KAMPEN PENNSYLVANIA TAX FREE INCOME FUND


A Joint Special Meeting of the Shareholders of the Fund was held on December 15, 1999 where shareholders voted on the election of Trustees and the ratification of KPMG LLP, as the independent public accountants. With regard to the election of J. Miles Branagan, as elected trustee by the shareholders of the Fund, 10,638,248 shares were voted in the affirmative and 108,224 shares were withheld. With regard to the election of Jerry D. Choate, as elected trustee by the shareholders of the Fund, 10,641,459 voted in the affirmative and 105,013 shares were withheld. With regard to the election of Linda Hutton Heagy, as elected trustee by the shareholders of the Fund, 10,640,420 shares were voted in the affirmative and 106,052 shares were withheld. With regard to the election of
R. Craig Kennedy, as elected trustee by the shareholders of the Fund, 10,640,420 shares were voted in the affirmative and 106,052 shares were withheld. With regard to the election of Mitchell M. Merin, as elected trustee by the shareholders of the Fund, 10,641,459 shares were voted in the affirmative and 105,013 shares were withheld. With regard to the election of Jack E. Nelson, as elected trustee by the shareholders of the Fund, 10,640,420 shares were voted in the affirmative and 106,052 shares were withheld. With regard to the election of Richard F. Powers, III, as elected trustee by the shareholders of the Fund, 10,641,459 shares were voted in the affirmative and 105,013 shares were withheld. With regard to the election of Phillip B. Rooney, as elected trustee by the shareholders of the Fund, 10,639,810 shares were voted in the affirmative and 106,661 shares were withheld. With regard to the election of Fernando Sisto, as elected trustee by the shareholders of the Fund, 10,634,394 shares were voted in the affirmative and 112,078 shares were withheld. With regard to the election of Wayne W. Whalen, as elected trustee by the shareholders of the Fund, 10,640,420 shares were voted in the affirmative and 106,052 shares were withheld. With regard to the election of Suzanne H. Woolsey, as elected trustee by the shareholders of the Fund, 10,637,664 shares were voted in the affirmative and 108,808 shares were withheld. With regard to the election of Paul G. Yovovich, as elected trustee by the shareholders of the Fund, 10,639,785 shares were voted in the affirmative and 106,687 shares were withheld. With regard to the ratification of KPMG LLP to act as independent public accountants for the Fund, 10,600,909 shares were voted in the affirmative and 22,616 shares were voted against the proposal and 122,946 shares abstained from voting.